                                                                       EXHIBIT 2





                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                         ALLIED WASTE INDUSTRIES, INC.,

                              AWI DELAWARE, INC.,

                       CONTAINER CORPORATION OF CAROLINA

                                      AND

                                 BRIAN O'LEARY





                            Dated as of May 17, 1996

                               TABLE OF CONTENTS

SECTION                                                                                                              PAGE
ARTICLE 1.       THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         SECTION 1.1.  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         SECTION 1.2.  Effect of the Merger.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         SECTION 1.3.  Consummation of the Merger.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         SECTION 1.4.  Charter; By-Laws; Directors and Officers.  . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         SECTION 1.5.  Further Assurances.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE 2.       CONVERSION OF SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         SECTION 2.1.  Conversion of Securities of the Company. . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         SECTION 2.2.  Adjustment for Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         SECTION 2.3.  Exchange of Certificates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE 3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         SECTION 3.1.  Organization and Qualification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         SECTION 3.2.  Subsidiaries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         SECTION 3.3.  Capitalization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         SECTION 3.4.  Authority Relative to Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         SECTION 3.5.  Non-Contravention. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         SECTION 3.6.  SEC Filings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         SECTION 3.7.  Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         SECTION 3.8.  Absence of Certain Changes or Events.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

         SECTION 3.9.  Governmental Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 3.10  Actions Pending. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 3.11. Title to Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 3.12. Leasehold Interests. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 3.13. Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 3.14. Severance Arrangements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 3.15. Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 3.16. Compliance with Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         SECTION 3.17. Employee Benefit Plans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 3.18. Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 3.19. Material Contracts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 3.20. Certain Operating Activities.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 3.21. Interests of Certain Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 3.22. State Takeover Statute.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 3.23. Finder's Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 4.       REPRESENTATIONS AND WARRANTIES OF AWI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 4.1.  Organization and Qualification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 4.2.  Subsidiaries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SECTION 4.3.  Capitalization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 4.4.  Authority Relative to Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 4.5.  Non-Contravention. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 4.6.  SEC Filings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 4.7.  Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 4.8.  Absence of Certain Changes or Events.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

         SECTION 4.9.  Governmental Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 4.10. Certain Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 4.11. Actions Pending. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 4.12. Title to Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 4.13. Leasehold Interests. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 4.14. Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 4.15. Severance Arrangements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         SECTION 4.16. Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         SECTION 4.17. Compliance with Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 4.18. Employee Benefit Plans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 4.20. Interests of Certain Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE 5.       REPRESENTATIONS AND WARRANTIES OF AWI SUB  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         SECTION 5.1.  Organization and Qualification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         SECTION 5.2.  Capitalization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 5.3.  Authority Relative to Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 5.4.  Non-Contravention. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 5.5.  Governmental Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         SECTION 5.6.  Other Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE 6.       COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         SECTION 6.1.  Conduct of the Company's Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         SECTION 6.2.  Conduct of AWI's Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 6.3.  Stockholder Approval; Registration Statements; Etc.  . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 6.4.  Access to Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

         SECTION 6.5.  Further Assurances.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 6.6.  Notification of Certain Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 6.7.  Employee Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 6.8.  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 6.9.  Company's Taxed Earnings Distributions.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         SECTION 6.10. Antitrust Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         SECTION 6.11. Agreement to Defend. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         SECTION 6.12. Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         SECTION 6.13. No Solicitation by the Company.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         SECTION 6.14. Pooling Treatment; Section 338 Election. . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

ARTICLE 7.       CONDITIONS TO THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         SECTION 7.1.  Conditions to Each Party's Obligation to Effect the Merger.  . . . . . . . . . . . . . . . . .  49
         SECTION 7.2.  Conditions to the Obligations of Company to Effect the Merger. . . . . . . . . . . . . . . . .  50
         SECTION 7.3.  Conditions to the Obligation of AWI and AWI Sub to Effect the Merger.  . . . . . . . . . . . .  52

ARTICLE 8.       TERMINATION AND ABANDONMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         SECTION 8.1.  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         SECTION 8.2.  Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

ARTICLE 9.       INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         SECTION 9.1.  Indemnification by Stockholder.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         SECTION 9.2.  Demands for Indemnification by AWI.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         SECTION 9.3.  Security for Stockholder's Indemnification Obligation. . . . . . . . . . . . . . . . . . . . .  57
         SECTION 9.4.  Voting of and Dividends on the Held Back Shares. . . . . . . . . . . . . . . . . . . . . . . .  59

         SECTION 9.5.   Delivery of Held Back Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
         SECTION 9.6.   Adjustment to Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
         SECTION 9.7.   No Bar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
         SECTION 9.8.   Agreement by AWI to Indemnify. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
         SECTION 9.9.   Independence of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . .   61

ARTICLE 10.      MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
         SECTION 10.1.  Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
         SECTION 10.2.  Execution in Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
         SECTION 10.3.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
         SECTION 10.4.  Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
         SECTION 10.5.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
         SECTION 10.6.  Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
         SECTION 10.7.  Binding Effect, Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
         SECTION 10.8.  Assignability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
         SECTION 10.9.  Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
         SECTION 10.10  Insurance Policy.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
         SECTION 10.11. Release of Guarantees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         SECTION 10.12. Stub Period Return  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of May 17, 1996, among ALLIED WASTE INDUSTRIES, INC., a Delaware corporation ("AWI"), AWI DELAWARE, INC., a Delaware corporation and a wholly-owned subsidiary of AWI ("AWI Sub"), CONTAINER CORPORATION OF CAROLINA, a Delaware corporation (the "Company"), and Brian O'Leary, the principal stockholder of the Company (the "Stockholder"). The Company and AWI Sub are hereinafter sometimes referred to as the "Constituent Corporations" and the Company as the "Surviving Corporation."

         WHEREAS AWI, AWI Sub and the Company desire that the Company merge with and into AWI Sub (the "Merger"), upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the "Delaware GCL") with the result that the Company shall continue as the surviving corporation and the separate existence of AWI Sub (except as it may be continued by operation of law) shall cease;

         WHEREAS AWI, AWI Sub and the Company desire that upon the Merger, at the Effective Time (as hereinafter defined), all outstanding shares of the capital stock of the Company be converted into the right to receive fully paid and nonassessable shares of common stock, $.01 par value, of AWI ("AWI Common Stock") as hereinafter provided;

         WHEREAS AWI, AWI Sub and the Company desire that, immediately after the Effective Time and solely as a result of the Merger, AWI will own all the issued and outstanding shares of the capital stock of the Surviving Corporation;

         WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code");

         WHEREAS, the respective Boards of Directors of the Company, AWI and AWI Sub and the shareholders of the Company have approved the Merger and the shareholders of the Company will be asked to approve the Merger;

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereto hereby agree as follows:

                                   ARTICLE 1.

                                   THE MERGER

         SECTION 1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with this Agreement, the Delaware GCL, the Company shall be merged with and into AWI Sub, the separate existence of AWI Sub (except as it may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation.

         SECTION 1.2. Effect of the Merger. Upon the effectiveness of the Merger, the Surviving Corporation shall succeed to and assume all the rights and obligations of the Company and AWI Sub in accordance with the Delaware GCL and the Merger shall otherwise have the effects set forth in Section 259 of the Delaware GCL.

         SECTION 1.3. Consummation of the Merger. As soon as practicable after the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein, provided that this Agreement has not been terminated previously, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a properly executed certificate of merger in accordance with the Delaware GCL, which shall be effective on June 30, 1996, or at such other date occurring on or before August 15, 1996 as the parties may agree to (the time of such effectiveness being the "Effective Time").

         SECTION 1.4. Charter; By-Laws; Directors and Officers. As of the Effective Time, the Certificate of Incorporation of AWI Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by the Delaware GCL. As of the Effective Time, the By-Laws of AWI Sub, and, as so amended, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the Certificate of Incorporation of the Surviving Corporation and as provided by the Delaware GCL. The initial directors and officers of the Surviving Corporation shall be as shown on Exhibit 1.4, in each case until their respective successors are duly elected and qualified.

         SECTION 1.5. Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Constituent Corporations, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of any of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such Constituent Corporation, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

                                   ARTICLE 2.

                            CONVERSION OF SECURITIES

         SECTION 2.1. Conversion of Securities of the Company. By virtue of the Merger and without any action on the part of the holders of the capital stock of the Company, at the Effective Time all outstanding shares of the capital stock of the Company (subject to Section 2.4(b)) shall be converted into an aggregate of 6,842,105 shares of AWI Common Stock (the "Final Shares"), subject to adjustment as provided in Section 2.2 below, to be allocated amongst the stockholders of the Company as set forth on Exhibit 2.1 hereto, and each share of capital stock, if any, that is held in the treasury of the Company shall be canceled and retired and no capital stock of AWI or other consideration shall be paid or delivered in exchange therefor. If, prior to the Effective Time, AWI should combine or split the outstanding shares of AWI Common Stock, or pay a stock dividend or other stock distribution in AWI Common Stock, then the number of shares to be issued set forth in the preceding sentence shall be appropriately adjusted to reflect such split, consideration, or other distribution.

         SECTION 2.2. Adjustment for Indebtedness. If the "Company Indebtedness" (defined below) at the Effective Time is not equal to the sum of $16.4 million plus the amount of all distributions paid to the stockholders after the date of this Agreement and before the Effective Time as permitted by
Section 6.9 hereof up to maximum of $600,000 (the "Debt Cap"), then the number of Final Shares to be issued at the

Effective Time shall be adjusted (i) in the case that the Company Indebtedness is greater than the Debt Cap, by subtracting from the Final Shares that number of shares of AWI Common Stock equal to the excess of the Company Indebtedness over the Debt Cap divided by 9.50 and (ii) in the case that the Company Indebtedness is less than Debt Cap, by adding to the Final Shares that number of shares of AWI Common Stock equal to the Debt Cap minus the Company Indebtedness divided by 9.50. The amount of Company Indebtedness at the Effective Time shall be determined jointly by the parties and their respective accounting firms in accordance with generally accepted accounting principles consistently applied and consistent with prior periods. For purposes hereof, "Company Indebtedness" shall mean all indebtedness of the Company of any kind for borrowed money, excluding (i) any borrowings of any kind against any life insurance policies owned by the Company, and (ii) any new borrowings from banks or financial institutions after the execution of this Agreement but prior to the Effective Time, which in the case of borrowings referenced in subparagraph
(ii) are not prohibited by this Agreement and which are used to buy fixed assets at prices consistent with the Company's ordinary purchasing practices and which are owned by the Company at the Effective Time.

         SECTION 2.3.  Exchange of Certificates.

         (a) The closing shall take place at the offices of Robinson, Bradshaw & Hinson, P.A., 101 North Tyron Street, Suite 1900, Charlotte, North Carolina 28246 at the Effective Time or at such other location, date or time as may be agreed by AWI and the Company.

         (b) At the Closing, the shareholders of the Company shall deliver the certificates representing all of the issued and outstanding shares of capital stock of the Company to AWI for cancellation and AWI shall deliver the certificates representing the Final Shares issued pursuant to the Merger in the following manner: (i) AWI shall deliver to the Stockholder one or more certificates evidencing ninety percent (90%) of such Final Shares of AWI Common Stock to be issued to the Stockholder, (ii) AWI shall set aside and hold in accordance with Article IX the certificates evidencing the balance of such Final Shares of AWI Common Stock to be issued to the Stockholder (the "Held Back Shares"), and (iii) AWI shall deliver to the stockholders of the Company other than the Stockholder one or more certificates representing one hundred percent (100%) of the Final Shares to be issued to them.

         (c) No certificates or scrip representing fractional shares of AWI Common Stock shall be issued upon the surrender for exchange of share certificates representing capital stock of the Company, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of AWI. Each holder of shares of capital stock of the Company who would otherwise have been entitled to receive in the Merger a fraction of a share of AWI Common Stock (after taking into account all certificates surrendered by such holder) shall be entitled to receive, in lieu thereof, a check in an amount equal to such fractional part of a share of AWI Common Stock multiplied by the Fair Market Value. If, prior to the Effective Time, AWI should split or combine the outstanding shares of AWI Common Stock, or pay a stock dividend or other stock distribution in AWI Common Stock, then the amount computed in the foregoing sentence shall be appropriately adjusted to reflect such split, combination, dividend or other distribution. All fractional shares of AWI Common Stock otherwise due a holder of capital stock of the Company shall be aggregated so that such holder shall receive additional whole shares of AWI Common Stock to the extent the sum of such fractional parts equals or exceeds a whole number, and such shareholder shall receive cash for any net fractional shares less than one whole share. Additionally, the aggregate cash paid to all holders of capital stock of any of the Company shall not exceed one percent (1%) of the AWI Common Stock delivered as consideration for such Company in the Merger.

                                   ARTICLE 3.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to AWI and AWI Sub as follows:

         SECTION 3.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary (including without limitation, North Carolina, South Carolina and Georgia), except where the failure to be so qualified would not have a Material Adverse Effect (as hereinafter defined) on the Company. As used herein, "Material Adverse Effect" shall mean, with respect to any party, a material adverse effect on the assets, financial condition or business of such party and its subsidiaries, taken as a whole.

         SECTION 3.2. Subsidiaries. Except as set forth on Schedule 3.2 hereto, the Company does not own of record or beneficially, directly or indirectly, (a) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (b) any participating interest in any partnership, joint venture or other non-corporate business enterprise. The Company has no subsidiaries.

         SECTION 3.3. Capitalization. The authorized capital stock of the Company consists of 1,000 shares of common stock, no par value, of the Company ("Company Common Stock"). As of the date hereof 110.78 shares of Company Common Stock are issued and outstanding, all of which are duly and validly issued, fully paid and nonassessable, and no holder thereof is entitled to preemptive rights. All of such shares of issued and outstanding Company Common Stock are owned by the stockholders in the amounts set forth on Exhibit
2.1 free and clear of all liens, claims, options, encumbrances, security interests or rights or restrictions of any type. No subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase of acquire any shares of any class of capital stock of the Company is authorized or outstanding and there is not any commitment of the Company to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. The Company does not have any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of their capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. The Company is not a party to any voting agreement, voting trust or similar agreement or arrangement relating to any of its capital stock, or any agreement or arrangement relating to or providing for registration rights with respect to any of its capital stock.

         SECTION 3.4. Authority Relative to Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and shareholders and no other corporate proceedings on the part of the Company is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         SECTION 3.5. Non-Contravention. Except as set forth on Schedule 3.5, the execution and delivery of this Agreement by the Company does not and the consummation by the Company of the transactions contemplated hereby will not (i) conflict with any provision of the Certificate of Incorporation or By-Laws of the Company or (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, other than any such violation, default, loss or acceleration that would not have a Material Adverse Effect on the Company.

         SECTION 3.6. SEC Filings. The Company is not required to file any forms, reports or other documents with the United States Securities and Exchange Commission (the "SEC").

         SECTION 3.7. Financial Statements. The Company has delivered to AWI the audited financial statements for the Company for the fiscal years ended December 31, 1993 and December 31, 1994 including the related notes thereto (the "Historical Financials"), and will deliver (i) on or before May 24, 1996, the audited financial statements for the fiscal year ended December 31, 1995, and (ii) on or before May 31, 1996 the unaudited financial statements for the three months ended March 31, 1996, including in each case the related notes thereto (the collectively, the financial statements referenced in subparagraph
(i) and (ii) are referred to herein as "Current Financials"). Except as set forth on Schedule 3.7, the Historical Financials fairly present and the Current Financials when delivered will fairly present, in all material respects the financial position and the results of operations of the Company as of their respective dates and for the respective periods then ended, in accordance with generally accepted accounting principles consistently applied and consistent with prior periods, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of footnotes. Except as set forth on Schedule 3.7, as of the date hereof, the Company has no material liabilities, absolute or contingent, which will not be reflected in the Current Financials except for liabilities incurred in the ordinary course of business consistent with prior practice. Except as set forth on Schedule 3.7, all accounts receivable of the Company which will be set forth in the Current Financials are fully collectible in the ordinary course of business, except as reserved for in such financial statements, and to the knowledge of the Company are not subject to setoff or similar defenses.

         SECTION 3.8. Absence of Certain Changes or Events. Except as set forth on Schedule 3.8 hereto, since March 31, 1996, the Company has not (i) issued any stock, bonds or other corporate securities, (ii) borrowed any amount or incurred any material liabilities (absolute or contingent), except in the ordinary course of business, (iii) incurred or paid any obligation or liability (absolute or contingent) other than current liabilities shown on the balance sheet of the Company as of March 31, 1996 and current liabilities incurred in the ordinary course of business, (iv) declared or made any payment or distribution to shareholders or purchased or redeemed any shares of its capital stock or other securities, (v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens for current real property taxes not yet due and payable, (vi) sold, assigned or transferred any of its tangible assets, or canceled any debts or claims, except in the ordinary course of business or as otherwise contemplated hereby, (vii) sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, (viii) made any changes in officer or executive compensation, (ix) agreed, in writing or otherwise, to take any of the actions listed in clauses (i) through (viii) above, (x) suffered any Material Adverse Effect or waived any rights of substantial value, whether or not in the ordinary course of business, or (xi) entered into any transaction, except in the ordinary course of business or as otherwise contemplated hereby.

         SECTION 3.9. Governmental Approvals. Except as set forth on Schedule 3.9, no consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance by the Company with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the filing of a certificate of merger with the Secretary of State of Delaware in accordance with the Delaware GCL, and (iii) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of the Company to consummate the transactions contemplated hereby or the ability of the Company to conduct its businesses after the Effective Time.

         SECTION 3.10. Actions Pending. Except as set forth on Schedule 3.10 hereto, there is no action, suit, investigation, proceeding or claim pending or, to the best knowledge of the Company, threatened against or affecting the Company, or its properties or rights, before any governmental body or arbitration board or tribunal, the outcome of which might have a Material Adverse Effect on the Company.

         SECTION 3.11. Title to Properties. The Company has good and valid title to the material properties and assets reflected on the balance sheet of the Company as of March 31, 1996 (other than properties and assets disposed of in the ordinary course of business since the date of such balance sheet which in the aggregate are not material), and all such properties and assets are free and clear of mortgages, pledges, security interests, liens, charges and other encumbrances, except (i) as described on Schedule 3.11 hereto, (ii) liens for current taxes not yet due and (iii) minor imperfections of title, if any, not materially detracting from the value or materially impairing the use of the property subject thereto or materially impairing the operations or proposed operations of the Company. The Company enjoys full, free and exclusive use and quiet enjoyment of such assets. Such assets are adequate for the conduct of the Company's business, and are in good condition, usable for their intended purpose, ordinary wear and tear excepted.

         SECTION 3.12. Leasehold Interests. Set forth on Schedule 3.12 is a true, correct and complete list of all leases to which the Company is a party as of the date of this Agreement. Except as set forth on Schedule 3.12 hereto, each lease or agreement to which the Company is a party under which it is a lessee of any property, real or personal, owned by any third party is a valid and subsisting agreement, without any default of the Company thereunder that would have a Material Adverse Effect on the Company. The Company's possession of such property has not been disturbed nor, to the best knowledge of the Company, has any claim been asserted against the Company materially adverse to its rights in such leasehold interests.

         SECTION 3.13. Labor Matters. Except as set forth on Schedule 3.13, the Company is not a party to any collective bargaining agreement, and no such agreement is applicable to any employees of the Company. There are not any controversies between the Company and any of such employees that might have a Material Adverse Effect on the Company, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending, or, to the best knowledge of the Company, threatened relating to the business of the Company. To the best knowledge of the Company, there are no organizational efforts presently being made or threatened involving any of such employees. The Company has not received notice of any claim that the Company has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that the Company is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Schedule 3.13 sets forth a list of all employees of the Company as of the date of this Agreement and their current salary or wage rate and other material compensation arrangements.

         SECTION 3.14.  Severance Arrangements.  Except as set forth on
Schedule 3.14 hereto, the Company is not party to any agreement with any employee (i) the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement or (ii) providing severance benefits in excess of those generally available under the Company's severance policies as in effect on the date hereof (which are described on Schedule 3.17), or which are conditioned upon a change of control, after the termination of employment of such employees regardless of the reason for such termination of employment.

         SECTION 3.15.  Taxes.

         (a) Except as set forth on Schedule 3.15 hereto, the Company has (i) timely filed all Federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by it in respect of any Taxes (as hereinafter defined), which Returns correctly reflect the facts regarding the income, business, assets, operations, activities and status of the Company (including without limitation the status of the Company as an S corporation under the Internal Revenue Code), (ii) timely paid, withheld and/or deposited all Taxes that are due and/or payable with respect to the Returns referred to in clause (i) (other than Taxes that are being contested in good faith by appropriate proceedings and are adequately reserved for in the Company's most recent financial statements), (iii) adequately accrued or reserved against on its balance sheet as of March 31, 1996 all income tax liabilities of the Company with respect to the results of operations of the Company through such date in accordance with generally accepted accounting principles consistently applied and consistent with prior periods, (iv) complied in all material respects with all applicable laws, rules and regulations relating to the preparation and filing of all Returns, and (v) complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely withheld from employee compensation wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

         (b) Except as set forth on Schedule 3.15 hereto, (i) all Returns filed with respect to Tax years of the Company through the Tax year ended December 31, 1992 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions and waivers, has expired; (ii) the Company is not delinquent in the payment of any material Taxes or has requested any extension of time within which to file or send any Return, which Return has not since been filed or sent; (iii) there is no deficiency, claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to the Company in respect of any Taxes; (iv) there are no requests for rulings or determinations in respect of any Taxes pending between the Company and any Taxing authority.

         (c) Except as set forth on Schedule 3.15, the Company has not executed or entered into with the Internal Revenue Service or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which the Company would be liable or (ii) a closing agreement pursuant to Section 7121 of the Internal Revenue Code, or any predecessor provision thereof or any similar provision of foreign, state or local Tax law that relates to the assets or operations of the Company.

         (d) Except as set forth on Schedule 3.15, the Company has not executed or entered into any Tax sharing agreement with any person, including each other.

         (e) Except as set forth on Schedule 3.15, the Company (i) made an effective, valid and binding S election pursuant to Section 1362 of the Internal Revenue Code, (ii) has maintained its status as an S corporation pursuant to Section 1361 of the Internal Revenue Code without lapse or interruption since its initial election, and (iii) made and has continuously maintained elections similar to the federal S election in each state and local jurisdiction where such Company does business or is required to file a Return to the extent such states and jurisdictions permit such elections.

         (f) Except as set forth on Schedule 3.15, the Company is not, nor will it or can it be subject to the built in gains tax under Section 1374 of the Internal Revenue Code, or any similar corporate level tax imposed on the Company by any Taxing authority, particularly as a result of the Merger. Except as set forth on Schedule 3.15, the Company (i) has not adopted or utilized
LIFO as a method of accounting for inventory, (ii) has no other Tax item, election, agreement or adjustment which will accelerate or trigger income or defer deductions of the Company as a result of the Merger or the termination of a Company's status as an S corporation.

         (g) For purposes of this Agreement, "Tax" (and with correlative meaning, "Taxes") shall mean all federal, state, local, foreign or other taxing authority net income, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

         SECTION 3.16.  Compliance with Law.

         (a) The Company is not in default under any order of any court, governmental authority or arbitration board or tribunal. The business of the Company is being conducted in compliance in all material respects with all applicable laws, ordinances and governmental rules and regulations to which the Company is subject (including without limitation federal securities and banking laws). As of the date of this Agreement, the Company has not received notice of any alleged violation of any of the foregoing. The

Company has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of their properties or to the conduct of their businesses, except where the failure to obtain such licenses, permits, franchises or other governmental authorizations would not have a Material Adverse Effect on the Company.

         (b) Except as set forth on Schedule 3.16 hereto, the Company will not be required, as a result of the consummation of the transactions contemplated hereby, to obtain or renew any licenses, permits, franchises or other governmental authorizations necessary to the ownership of the properties of the Company or to the conduct of its business after the Effective Time, other than where the failure to obtain or renew any such licenses, permit, franchises or other government authorizations would not have a Material Adverse Effect on the Company. A list of all licenses, permits, franchise and governmental authorizations held by the Company as of the date of this Agreement is set forth on Schedule 3.16.

         SECTION 3.17.  Employee Benefit Plans.

         (a) Schedule 3.17 hereto sets forth (i) each "employee benefit plan" (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) with respect to which the Company may have any liability, other than a "multiemployer plan" (as defined in Section 3(37) of ERISA), and (ii) each employment agreement of the Company ("Company's Plans"). The Company has complied, and currently is in compliance, both as to form and operation, in all material respects, with the applicable provisions of ERISA and the Internal Revenue Code with respect to each of the Company's Plans.

         (b) With respect to each of the Company's Plans which is intended to qualify under Section 401(a) of the Internal Revenue Code, the Internal Revenue Service has determined that each such Company's Plan so qualifies, and its related trust is exempt from taxation pursuant to Section 501(a) of the Internal Revenue Code, and the Company has received favorable and unrevoked determination letters from the Internal Revenue Service to that effect.

         (c) Except as set forth on Schedule 3.17, the Company has not at any time maintained, adopted, or established, contributed to or been required to contribute to, otherwise participated in or been required to participate in, or had any liability with respect to, any employee benefit plan or other program or arrangement subject to Title IV of ERISA (including, without limitation, a multiemployer plan and a "defined benefit plan" (as defined in Section 3(35) of ERISA)).

         (d) Notwithstanding anything else set forth herein, the Company has not incurred any material liability with respect to any Company's Plan under ERISA (including, without limitation, Title I or Title IV of ERISA), the Internal Revenue Code or other applicable law, which has not been satisfied in full on a timely basis, and no event has occurred, and there exists no condition or set of circumstances which could be reasonably expected to result in the imposition of any material liability under ERISA (including, without limitation, Title I or Title IV of ERISA), the Internal Revenue Code or other applicable law with respect to any of the Company's Plans.

         (e) No Company Plan, other than a Company Plan which is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides benefits, including without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service with the Company (other than (i) coverage mandated by applicable law, (ii) deferred compensation benefits accrued as liabilities on the books of the Company, (iii) disability benefits or (iv) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

         (f)  Except as otherwise set forth in this Agreement or within
Schedule 3.17, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company, to severance pay, unemployment compensation or any other payment, or
(ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

         (g) As a result of the transactions contemplated hereby, no portion of any amount paid or payable by the Company to a "disqualified individual" (within the meaning of Section 280G(c) of the Internal Revenue Code and the regulations promulgated thereunder), whether paid or payable in cash, securities of the Company or otherwise and whether considered alone or in conjunction with any other amount paid or payable to such a "disqualified individual", constitutes an "excess parachute payment" within the meaning of
Section 280G(b) of the Internal Revenue Code (without regard to subsection
(b)(4) thereof) and the regulations promulgated thereunder.

         (h) The Company has provided to AWI true and complete copies of the following, to the extent the same exist: (i) each of the Company's Plans; (ii) summary plan descriptions of each of the Company's Plans; (iii) each trust agreement, insurance policy or other instrument relating to the funding of each of the Company's Plans; (iv) the two most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the Internal Revenue Service or United States Department of Labor with respect to each of the Company's Plans;
(v) the most recent audited financial statement for each of the Company's Plans; (vi) each policy of fiduciary liability insurance (and agreements related thereto) maintained in connection with the Company's Plans, and (vii) the most recent determination letter issued by the Internal Revenue Service with respect to each of the Company's Plans that is intended to qualify under
Section 401(a) of the Code.

         SECTION 3.18.  Environmental Matters.

         (a) Except as set forth on Schedule 3.18 hereto, and except as would not have a Material Adverse Effect on the Company:

                 (i) The business, operations and facilities (whether owned or leased) of the Company, and all existing uses of and activities on or at any of the properties or facilities (whether owned or leased) of the Company are in compliance with all Environmental Laws in effect as of the date hereof, and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of or give rise to any Lien under any Environmental Law;

                 (ii) the Company is in possession of all Permits necessary for the conduct or operation of its business (or any part thereof), and is in compliance with all of the requirements, conditions and limitations included in such Permits;

                 (iii) the Company has not received any written notice from any Governmental Authority or any other Person nor is it aware that any past or present aspect of the business, operations or facilities (whether owned or leased) of the Company is in violation of any Environmental Law or material Permit, or that the Company is responsible or liable for the investigation, cleanup or remediation of any Hazardous Materials at any location;

                 (iv) the Company has not at any time deposited or incorporated any Hazardous Material into, on, beneath, or adjacent to any property in violation of any Environmental Law;

                 (v) the Company is not a party to any litigation or proceedings in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties, or other potential liability with respect to violations of or liability under any Environmental Law;

                 (vi) the Company has timely filed all reports and notifications required to be filed with respect to all of its operations, properties and facilities (whether owned or leased) and has generated and maintained all required records and data in compliance with all applicable Environmental Laws; and

                 (vii) no condition exists or event has occurred with respect to any property that is owned or leased by the Company which, with or without notice, passage of time or both, would give rise to any present or future liability of the Company pursuant to any Environmental Law.

         (b) "Environmental Law" shall mean any Law which relates to or otherwise imposes liability or standards of conduct concerning mining or reclamation of mined land, discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986 (together, as amended, "CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called "Superlien" Law, and any other similar Federal, state or local Law, or the issuance of Permits or Licenses concerning any of the foregoing.

         (c) "Governmental Authority" shall mean any public body, governmental, administrative or regulatory authority, agency, instrumentality or commission, including courts of competent jurisdiction and arbitral tribunals, whether Federal, state, local or foreign.

         (d) "Hazardous Material" shall mean (i) any "hazardous substance", as defined by CERCLA; (ii) any "hazardous waste", as defined by the Resource Conservation and Recovery Act, as amended; (iii) any petroleum product or fractions thereof; or (iv) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable Federal, state or local Law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as now in effect.

         (e) "Law" shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated entered into, agreed or imposed by any Governmental Authority.

         (f) "Licenses" shall mean any permit, authorization, license, variance, exemption, order, consent or approval of, any Governmental Authority.

         (g) "Lien" shall mean any mortgage, lien (except for any lien for Taxes not yet due and payable), charge restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.

         (h) "Permits" shall mean permits for the gathering, handling, treatment and disposal of solid waste from all relevant governmental authorities (federal, state, county and/or municipal). Without limiting the generality of the foregoing, Permits shall include all Licenses, certificates, franchises, consents, permits, waivers and authorizations of any Governmental Authority necessary or useful for operation of the current or contemplated business of any of the parties under any Environmental Law.

         (i) "Person" shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity, including a government department, agency or instrumentality.

         SECTION 3.19. Material Contracts. Set forth on Schedule 3.19 is a true, correct and complete copy of all contracts, agreements and commitments of the Company as of the date of this Agreement, not otherwise disclosed pursuant to this Article 3, which (i) involve or may involve payments by the Company of more than $25,000 after the Effective Time, (ii) are not terminable by the Company without penalty on 60 or fewer days notice, (iii) purport to prohibit or restrict the ability of the Company or any other person to compete in any line of business or with any person, or (iv) are otherwise material to the Company's business. Except as set forth in Schedule 3.19, all of the such contracts are valid, binding and enforceable agreements of the Company and the Company is not in default thereunder.

         SECTION 3.20.  Certain Operating Activities.  Set forth on Schedule
3.20 a true, complete and accurate list (in each case as of the date of this Agreement) of (a) all of the Company's commercial, industrial and residential accounts (including a copy of the Company's standard form of service agreement), (b) all service marks, trademarks, tradenames, assumed names, and copyrights used, owned or licensed by the Company, (c) all insurance policies maintained by the Company of any type, all of which are in full force and effect and are not the subject of a notification of cancellation or premium increase, (d) the name and address of each customer of the Company which provides 1% or more of the Company's reserves, (e) the containers, compactors and rolling stock owned or leased by the Company and approximate years in service of each, and (f) locations (identified by address, owner/operator, type of facility, type of waste, and period of time the facility was used) to which the Company has ever transported, or ever caused to be transported, allowed or arranged for any third party to transport, any type of waste material, generated by the Company's customers or the Company, for storage, treatment, burning, recycling or disposal.

         SECTION 3.21. Interests of Certain Affiliates. No officer, director or employee of the Company (or their family members or affiliates) (i) has any interest in any material property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or (ii) is a party to any agreement with the Company, other than as set forth in Schedule 3.21.

         SECTION 3.22. State Takeover Statute. The Company have taken all requisite action to render inapplicable to this Agreement, and the transactions contemplated hereby and thereby, the provisions of Section 203 of the Delaware GCL and such action is effective as of the date hereof.

         SECTION 3.23. Finder's Fees. Except as set forth on Schedule 3.23, there is no investment banker, broker, finder or other intermediary who has been retained by the Company or its affiliates who might be entitled to any fee or commission upon consummation of the Merger.

                                   ARTICLE 4.

                     REPRESENTATIONS AND WARRANTIES OF AWI

         AWI represents and warrants to the Company as follows:

         SECTION 4.1. Organization and Qualification. AWI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. AWI is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on AWI.

         SECTION 4.2. Subsidiaries. Except as set forth in the AWI SEC Filings (as hereinafter defined) or on Schedule 4.2 hereto, AWI does not own of record or beneficially, directly or indirectly, (a) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (b) any participating interest in any partnership, joint venture or other non-corporate business enterprise. Each subsidiary of AWI is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as it is now being conducted. Each subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary except where the failure to be so qualified would not have a Material Adverse Effect on AWI.
All the outstanding shares of capital stock of AWI's subsidiaries are validly issued, fully paid and nonassessable and, except as set forth in the AWI SEC Filings or on Schedule 4.2 hereto, are owned by AWI or by a wholly owned subsidiary of AWI, free and clear of any liens, claims, charges or encumbrances, and there are no proxies outstanding with respect to any such shares. For purposes of this Agreement, the term "subsidiary", when used with respect to any such entity, shall mean any corporation or other business entity a majority of whose outstanding voting stock or the equivalent entitled to vote for the election of directors is at the time owned by such entity and/or one or more of its subsidiaries.

         SECTION 4.3. Capitalization. The authorized capital stock of the AWI consists of (i) 100,000,000 shares of AWI Common Stock, and (ii) 10,000,000 shares of Preferred Stock, $.10 par value, of AWI ("AWI Preferred Stock"). As of March 31, 1996, 50,431,128 shares of AWI Common stock are issued and outstanding, and 14,943 shares of AWI Preferred Stock are issued and outstanding, all of which were duly and validly issued, fully paid and nonassessable and no holder thereof is entitled to preemptive rights. Except as set forth in the AWI SEC Filings or Schedule 4.3, no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of AWI or any of its subsidiaries is authorized or outstanding and there is not any commitment of AWI or any of its subsidiaries to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Except as set forth in the AWI SEC Filings, neither AWI nor any of its subsidiaries has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. Except as set forth in the AWI SEC Filings, AWI is not a party to any voting agreement, voting trust or similar agreement or arrangement relating to its capital stock or any agreement or arrangement relating to or providing for registration rights with respect to its capital stock.

         SECTION 4.4. Authority Relative to Agreement. AWI has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by AWI and the consummation by it of the transactions contemplated hereby have been duly authorized by AWI's Board of Directors and no other corporate proceedings on the part of AWI are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by AWI and constitutes the legal, valid and binding obligation of AWI, enforceable against AWI in accordance with its terms.

         SECTION 4.5. Non-Contravention. The execution and delivery of this Agreement by AWI do not and the consummation by AWI of the transactions contemplated hereby will not (i) conflict with any provision of the Amended and Restated Certificate of Incorporation or By-Laws of AWI or (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to AWI or any of its subsidiaries or their respective properties, other than any such violation, default, loss or acceleration that would not have a Material Adverse Effect on AWI.

         SECTION 4.6. SEC Filings. AWI has filed all forms, reports and documents required to be filed with the SEC since May 15, 1996, the date on which the registration statement of AWI on Form S-4 (No. 333-5585) became effective (the "Registration Statement"), and AWI has made available to the Company true and complete copies of (i) the Annual Report of AWI on Form 10-K for the year ended December 31, 1995, and (ii) all other reports, statements and registration statements (including Current Reports on Form 8-K) filed by AWI with the SEC since December 31, 1995 (collectively, the "AWI SEC Filings"). The AWI SEC Filings (including, without limitation, any financial statements or schedules included therein) (i) were prepared in compliance in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 4.7. Financial Statements. The consolidated balance sheets of AWI included in the AWI SEC Filings fairly present in all material respects the consolidated financial position of AWI and its subsidiaries as of their respective dates and consolidated results of operations of AWI and its subsidiaries for the respective periods then ended, in accordance with generally accepted accounting principles consistently applied and consistent with prior periods, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. As of the date hereof, AWI and its subsidiaries have no material liabilities, absolute or contingent, not reflected in the AWI SEC Filings except for liabilities incurred in the ordinary course of business consistent with prior practice and not relating to the borrowing of money.

         SECTION 4.8. Absence of Certain Changes or Events. Except as set forth in the AWI SEC Filings or on Schedule 4.8 hereto, since March 31, 1996, neither AWI nor any of its subsidiaries has (i) issued any stock, bonds or other corporate securities, (ii) borrowed any amount or incurred any material liabilities (absolute or contingent), except in the ordinary course of business, (iii) incurred or paid any obligation or liability (absolute or contingent) other than current liabilities shown on the balance sheet of AWI as of March 31, 1996 and current liabilities incurred in the ordinary course of business, (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any shares of its capital stock or other securities, (v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens for current real property taxes not yet due and payable, other than in the ordinary course of business (vi) sold, assigned or transferred any of its tangible assets or canceled any debts or claims, except in the ordinary course of business or as otherwise contemplated hereby, (vii) sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, (viii) made any changes in officer or executive compensation, (ix) agreed, in writing or otherwise, to take any of the actions listed in clauses (i) through (viii) above, (x) suffered any Material Adverse Effect or waived any rights of substantial value, whether or not in the ordinary course of business, or (xi) entered into any transaction, except in the ordinary course of business or as otherwise contemplated hereby.

         SECTION 4.9. Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by AWI in connection with the execution and delivery of this Agreement by AWI or the consummation by AWI of the transactions contemplated hereby, except for (i) compliance by AWI with the HSR Act, (ii) filings with the SEC pursuant to the Securities Act of 1933, as amended, and the Exchange Act and the rules and regulations promulgated by the SEC thereunder as contemplated by Section 6.3 hereof, (iii) the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware GCL and (iv) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of AWI to consummate the transactions contemplated hereby or the ability of AWI or any of its subsidiaries to conduct its business after the Effective Time.

         SECTION 4.10. Certain Information. The Registration Statement will not, at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.11. Actions Pending. Except as set forth in the AWI SEC Filings, there is no action, suit, investigation, proceeding or claim pending or, to the best knowledge of AWI, threatened against or affecting AWI or any of its subsidiaries, or their respective properties or rights, before any governmental body or arbitration board or tribunal, either alone or together with other similar actions the outcome of which might have a Material Adverse Effect on the AWI.

         SECTION 4.12. Title to Properties. AWI and its subsidiaries have good and valid title to the material properties and assets reflected on the consolidated balance sheet of AWI and its subsidiaries as of December 31, 1995 (other than properties and assets disposed of in the ordinary course of business since the date of such balance sheet), and all such properties and assets are free and clear of mortgages, pledges, security interests, liens, charges and other encumbrances, except (i) as described in the AWI SEC Filings or Schedule 4.12,
(ii) liens for current taxes not yet due and (iii) minor imperfections of title, if any, not materially detracting from the value or materially impairing the use of the property subject thereto or materially impairing the operations or proposed operations of AWI or any of its subsidiaries.

         SECTION 4.13. Leasehold Interests. Except as set forth in the AWI SEC Filings, each material lease or agreement to which AWI or any of its subsidiaries is a party under which it is a lessee of any property, real or personal, owned by any third party is a valid and subsisting agreement, without any default of AWI or any such subsidiary thereunder that would have a Material Adverse Effect on AWI. AWI's or any such subsidiary's possession of property has not been disturbed nor, to the best knowledge of AWI, has any claim been asserted against AWI or such subsidiary materially adverse to its rights in such leasehold interests.

         SECTION 4.14. Labor Matters. There are not any controversies between AWI or any of its subsidiaries and any of such employees that might have a Material Adverse Effect on AWI, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending, or, to the best knowledge of AWI, threatened relating to the business of AWI or any of its subsidiaries. To the best knowledge of AWI, there are not any organizational efforts presently being made or threatened involving any of such employees. Neither AWI nor any of its subsidiaries has received notice of any claim that AWI or any of its subsidiaries has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that AWI or any of its subsidiaries is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

         SECTION 4.15. Severance Arrangements. Except as set forth in the AWI SEC Filings, neither AWI nor any of its subsidiaries is party to any agreement with any employee (i) the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving AWI or any of its subsidiaries of the nature of any of the transactions contemplated by this Agreement or (ii) providing severance benefits in excess of those generally available under AWI's severance policies as in effect on the date hereof (which are described in the AWI SEC Filings), or which are conditioned upon a change of control, after the termination of employment of such employees regardless of the reason for such termination of employment.

         SECTION 4.16. Taxes. (a) Except as set forth in the AWI SEC Filings, each of AWI, its subsidiaries and any affiliated, combined or unitary group of which any such corporation is or was a member has (i) timely filed all Returns required to be filed by it in respect of any Taxes, which Returns correctly reflect the facts regarding the income, business, assets, operations, activities and status of AWI and its subsidiaries, (ii) timely paid or withheld all Taxes that are due or payable with respect to the Returns referred to in clause (i) (other than Taxes that are being contested in good faith by appropriate proceedings and are adequately reserved for in AWI's most recent consolidated financial statements contained in AWI SEC Filings), (iii) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of AWI and its subsidiaries through the date hereof, and (iv) complied in all material respects with all applicable laws, rules and regulations relating to the preparation and filing of all Returns, and (v) complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

         (b) Except as set forth in the AWI SEC Filings, (i) all Returns filed with respect to Tax years of AWI and its subsidiaries through the Tax year ended December 31, 1990 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions and waivers, has expired; (ii) neither AWI nor any of its subsidiaries is delinquent in the payment of any material Taxes or has requested any extension of time within which to file or send any Return, which Return has not since been filed or sent (other than an extension filed for AWI's federal income tax return for the year ended December 31, 1995);
(iii) there is no deficiency, claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to AWI or any of its subsidiaries in respect of any Taxes; (iv) there are no requests for rulings or determinations in respect of any Taxes pending between AWI or any of its subsidiaries and any taxing authority.

         (c) Except as set forth in the AWI SEC Filings, neither AWI nor any of its subsidiaries has executed or entered into with the Internal Revenue Service or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which AWI or any of its subsidiaries would be liable or (ii) a closing agreement pursuant to Section 7121 of the Internal Revenue Code, or any predecessor provision thereof or any similar provision of foreign, state or local Tax law that relates to the assets or operations of AWI or any of its subsidiaries

         SECTION 4.17. Compliance with Law. (a) Neither AWI nor any of its subsidiaries is in default under any order of any court, governmental authority or arbitration board or tribunal. The business of AWI and its subsidiaries is being conducted in compliance in all material respects with all applicable laws, ordinances and governmental rules and regulations to which AWI or any of such subsidiaries is subject (including without limitation federal securities and banking laws). As of the date of this Agreement, neither AWI nor any subsidiary has received notice of any alleged violation of any of the foregoing. Neither AWI nor any of its subsidiaries has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, except where the failure to obtain such licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, except where the failure to obtain such licenses, permits, franchises or other governmental authorizations would not have a Material Adverse Effect on AWI.

         (b) Except as set forth in the AWI SEC Filings, neither AWI nor any of its subsidiaries will be required, as a result of the consummation of the transactions contemplated hereby, to obtain or renew any licenses, permits, franchises or other governmental authorizations necessary to the ownership of the properties of AWI or any of its subsidiaries or to the conduct of their business after the Effective Time, other than where the failure to obtain or renew any such licenses, permits, franchises or other government authorizations would not have a Material Adverse Effect on AWI.

         SECTION 4.18. Employee Benefit Plans. (a) The AWI SEC Filings set forth (i) each "employee benefit plan" (as defined under Section 3(3) of ERISA) with respect to which AWI or its subsidiaries may have any liability, other than a "multiemployer plan" (as defined in Section 3(37) or ERISA), and (ii) each employment agreement of AWI or its subsidiaries (the "AWI Plans"). AWI and each of its subsidiaries have complied, and currently are in compliance, both as to form and operation, in all material respects, with the applicable provisions of ERISA and the Internal Revenue Code with respect to each of the AWI Plans.

         (b) With respect to each of the AWI Plans which is intended to qualify under Section 401(a) of the Internal Revenue Code, the Internal Revenue Service has determined that each such AWI Plan so qualifies, and its related trust is exempt from taxation pursuant to Section 501(a) of the Internal Revenue Code, and AWI has received favorable and unrevoked determination letters from the Internal Revenue Service to that effect.

         (c) Neither AWI nor any of its subsidiaries has at any time maintained, adopted, or established, contributed to or been required to contribute to, otherwise participated in or been required to participate in, or had any liability with respect to, any employee benefit plan or other program or arrangement subject to Title IV of ERISA (including, without limitation, a multiemployer plan and a "defined benefit plan" (as defined in Section 3(35) of ERISA)). No employee of AWI or any of its subsidiaries participates in a multiemployer plan.

         (d) Notwithstanding anything else set forth herein, neither AWI nor any of its subsidiaries has incurred any material liability with respect to any AWI Plan under ERISA (including, without limitation, Title I or Title IV or ERISA), the Internal Revenue Code or other applicable law, which has not been satisfied in full on a timely basis, and no event has occurred, and there exists no condition or set of circumstances which could be reasonably expected to result in the imposition of any material liability under ERISA (including, without limitation, Title I or Title IV of ERISA), the Internal Revenue Code or other applicable law with respect to any of the AWI Plans.

         (e) No AWI Plan, other than an AWI Plan which is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides benefits, including, without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees of AWI or any of its subsidiaries beyond their retirement or other termination of service with AWI or any of its subsidiaries (other than (i) coverage mandated by applicable law, (ii) deferred compensation benefits accrued as liabilities on the books of AWI, (iii) disability benefits or (iv) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

         (f) Except as otherwise set forth in this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of AWI, to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

         (g) As a result of the transactions contemplated hereby, no portion of any amount paid or payable by AWI or any of its subsidiaries to a "disqualified individual" (within the meaning of Section 280G(c) of the Internal Revenue Code and the regulations promulgated thereunder), whether paid or payable in cash, securities of AWI or otherwise and whether considered alone or in conjunction with any other amount paid or payable to such a "disqualified individual", constitutes an "excess parachute payment" within the meaning of
Section 280G(b) of the  Internal Revenue Code (without regard to subsection
(b)(4) thereof) and the regulations promulgated thereunder.

         (h) AWI has provided to the Company true and complete copies of the following, to the extent the same exist: (i) each of the AWI Plans; (ii) summary plan descriptions of each of the AWI Plans; (iii) each trust agreement, insurance policy or other instrument relating to the funding of each of the AWI Plans; (iv) the two most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the Internal Revenue Service or United States Department of Labor with respect to each of the AWI Plans; (v) the most recent audited financial statement for each of the AWI Plans; (vi) the most recent actuarial report of each of the AWI Plans; (vii) each policy of fiduciary liability insurance (and agreements related thereto) maintained in connection with the AWI Plans, and (viii) the most recent determination letter issued by the Internal Revenue Service with respect to each of the AWI Plans that is intended to qualify under Section 401(a) of the Code.

         Section 4.19. Environmental Matters. Except as set forth in the AWI SEC Filings or Schedule 4.19 and except as would not have a Material Adverse Effect on AWI:

                 (i) The business, operations and facilities (whether owned or leased) of AWI and its subsidiaries, and all existing uses of and activities on or at any of the properties or facilities (whether owned or leased) or AWI and its subsidiaries, are in compliance with all Environmental Laws in effect as of the date hereof, and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of or give rise to any Lien under any Environmental Law;

                 (ii) AWI and its subsidiaries are in possession of all Permits necessary for the conduct or operation of their business (or any part thereof), is in compliance with all of the requirements, conditions and limitations included in such Permits;

                 (iii) AWI and its subsidiaries have not received any written notice from any Governmental Authority or any other Person nor are they aware that any past or present aspect of the business, operations or facilities (whether owned or leased) of AWI and its subsidiaries are in violation of any Environmental Law or material Permit, or that AWI and its subsidiaries are responsible or liable (or potentially responsible or liable) for the investigation, cleanup or remediation of any Hazardous Materials at any location;

                 (iv) AWI and its subsidiaries have not at any time deposited or incorporated any Hazardous Material into, on, beneath, or adjacent to any property in violation of any Environmental Law;

                 (v) AWI and its subsidiaries are not parties to any litigation or proceedings in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties, or other potential liability with respect to violations of or liability under any Environmental Law;

                 (vi) AWI and its subsidiaries have timely filed all reports and notifications required to be filed with respect to all of its operations, properties and facilities (whether owned or leased) and have generated and maintained all required records and data in compliance with all applicable Environmental Laws; and

                 (vii) no condition exists or event has occurred with respect to any property that is owned or leased by AWI and its subsidiaries which, with or without notice, passage of time or both, would give rise to any present or future liability of AWI and its subsidiaries pursuant to any Environmental Law.

         SECTION 4.20. Interests of Certain Affiliates. No officer or director of AWI or any of its subsidiaries (i) has any interest in any material property, real or personal, tangible or intangible, used in or pertaining to the business of AWI or any of its subsidiaries or (ii) is a party to any agreement with AWI or any of its subsidiaries, other than as disclosed in AWI SEC Filings.

                                   ARTICLE 5.

                   REPRESENTATIONS AND WARRANTIES OF AWI SUB

         AWI Sub represents and warrants to the Company as follows:

         SECTION 5.1. Organization and Qualification. AWI Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. AWI Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the financial condition, operating results or business of AWI Sub.

         SECTION 5.2. Capitalization. The authorized capital stock of AWI Sub consists of 1,000 shares of Common Stock, $.01 par value. As of the date hereof, 1,000 shares of Common Stock are validly issued and outstanding, fully paid and nonassessable and are owned of record and beneficially by AWI, and no shares of Common Stock are held in the treasury of AWI Sub. AWI Sub has no commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from AWI Sub, any shares of its capital stock, and no securities or obligations evidencing any such rights are outstanding.

         SECTION 5.3. Authority Relative to Agreement. AWI Sub has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by AWI Sub and the consummation by AWI Sub of the transactions contemplated hereby have been duly authorized by the Board of Directors of AWI Sub and by AWI as its sole stockholder, and no other corporate proceedings on the part of AWI Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by AWI Sub and constitutes the legal, valid and binding obligation of AWI Sub, enforceable against AWI Sub in accordance with its terms.

         SECTION 5.4. Non-Contravention. The execution and delivery of this Agreement by AWI Sub and the consummation by AWI Sub of the transactions contemplated hereby will not (i) conflict with any provision of the Certificate of Incorporation or By-Laws of AWI Sub or (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to AWI Sub or its properties, other than any such violation, default, loss or acceleration that would not materially adversely affect the ability of AWI Sub to consummate the transactions contemplated hereby.

         SECTION 5.5. Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by AWI Sub in connection with the execution and delivery of this Agreement by AWI Sub or the consummation by AWI Sub of the transactions contemplated hereby, except for (i) compliance by AWI Sub with the HSR Act,
(ii) the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware GCL, (iii) any licenses, permits, franchises or other governmental authorizations pertaining to the business of the Company that are required as a result of the consummation of the transactions contemplated hereby and (iv) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of AWI Sub to consummate the transactions contemplated hereby.

         SECTION 5.6. Other Matters. AWI Sub has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, AWI Sub has not conducted any business activities and does not have any material liabilities or obligations.

                                   ARTICLE 6.

                                   COVENANTS

         SECTION 6.1. Conduct of the Company's Business. The Company covenants and agrees that, prior to the Effective Time, unless AWI shall otherwise consent in writing or as otherwise expressly contemplated by this
Agreement:

         (a) the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and consistent with past practice and except as otherwise permitted herein; and

         (b) the Company shall not directly or indirectly, do any of the following: (i) sell, pledge, dispose of or encumber any assets of the Company (except for encumbrances on assets which may be purchased in accordance with this Section 6), (ii) amend or propose to amend its Certificate of Incorporation or By-Laws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares (except for any dividends paid in the ordinary course to the Company); (iv) redeem, purchase, acquire or offer to acquire any shares of its capital stock; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (b);

         (c) the Company shall not (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or incur any loans against life insurance policies referenced on Schedule 10.10, (iii) enter into or modify any material contract, lease, agreement or commitment, except in the ordinary course of business and consistent with past practice; (iv) obligate itself to pay or expend any amount in excess of an aggregate of $250,000 for the purchase of assets and capital expenditures except as in accordance with a plan previously approved by AWI; (v) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims;
(vi) purchase or otherwise acquire any business or its assets or stock unless AWI shall expressly consent thereto or fail to object within five business days of receipt of written notice from the Company regarding such acquisitions, which notice specifies the terms and conditions of such acquisitions; (vii) settle or compromise any material claim, action, suit or proceeding pending or threatened against the Company, or, if the Company may be liable or obligated to provide indemnification, against the Company's directors or officers, before any court, governmental agency or arbitrator; provided that nothing herein shall require any action that might impair or otherwise affect the obligation of any insurance carrier under any insurance policy maintained by the Company; or (viii) take any of the actions specified in Sections 3.15(c) and (d) hereof or take any action to alter its S election in any jurisdiction where such election has been made;

         (d) The Company shall not grant any increase in the salary or other compensation of its employees except (i) pursuant to the terms of employment agreements in effect on the date hereof, and (ii) in the case of employees who are not executive officers of the Company, in the ordinary course of business and consistent with past practice, enter into any employment agreement or enter into any material transaction of any other nature with any employee of the Company;

         (e) the Company shall not take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of the Company or to increase the benefits payable under their severance or termination pay practices;

         (f) the Company shall not (except for salary increases for employees who are not executive officers of the Company in the ordinary course of business and consistent with past practice) adopt or amend, in any respect, except as contemplated hereby or as may be required by applicable law or regulation, any collective bargaining, bonus, profit sharing, compensation, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan, or arrangement for the benefit or welfare of any directors, officers or employees;

         (g) the Company shall use its best efforts, to the extent not prohibited by the foregoing provisions of this Section 6.1, (i) to preserve intact its business organization, (ii) to maintain in effect any material franchises, authorizations or similar rights of the Company, (iii) to keep available the services of the current officers and key employees of the Company, (iv) to preserve its goodwill with those having material business relationships with the Company, (v) to maintain and keep the material properties of the Company in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty, and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by the Company, and if and as requested by AWI or AWI Sub, (x) the Company shall use their best efforts to make reasonable arrangements for representatives of AWI or AWI Sub to meet with customers and suppliers of the Company and (y) the Company shall schedule, and the management of the Company shall participate in, meetings of representatives of AWI or AWI Sub with employees of the Company;

         (h) subject to the terms and conditions of this Agreement, the Company shall use its best efforts to cause the conditions of the Merger to be satisfied and to cause the Merger to occur on or before June 30, 1996; and

         (i) the Company shall not authorize any action, or commit or agree to take any action, in contravention of any of the foregoing actions.

         SECTION 6.2. Conduct of AWI's Business. AWI covenants and agrees that, prior to the Effective Time, unless the Company shall otherwise consent in writing or as otherwise expressly contemplated by this Agreement:

         (a) the business of AWI and its subsidiaries shall be conducted only in, and AWI and its subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice; and

         (b) neither AWI nor any of its subsidiaries shall, directly or indirectly, do any of the following: (i) amend or propose to amend its Certificate of Incorporation or By-Laws; (ii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares (except for any dividends paid in the ordinary course to AWI or to any wholly-owned subsidiary of AWI); or (iii) redeem, purchase, acquire or offer to acquire (or permit any of its subsidiaries to redeem, purchase, acquire or offer to acquire) any shares of its capital stock;

         (c) Subject to the terms and conditions of this Agreement, AWI shall use its best efforts to cause the conditions of the Merger to be satisfied and to cause the Merger to occur on or before June 30, 1996; and

         (d) AWI shall not, nor shall it permit any of its subsidiaries to, authorize any action, or commit or agree to take any action, in contravention of the foregoing actions.

         SECTION 6.3.  Stockholder Approval; Registration Statements; Etc.

         (a) As soon as reasonably practicable after the date hereof, the Company shall take all action necessary in accordance with the Delaware GCL and its Certificate of Incorporation and Bylaws to obtain the approval and adoption of this Agreement and the Merger by its stockholders. The Board of Directors of the Company has determined that the Merger is advisable and in the best interests of its stockholders and shall recommend that they vote to approve and adopt this Agreement and the Merger and any other matters to be submitted to stockholders of the Company in connection therewith.

         (b) AWI shall take all actions necessary to insure that the Registration Statement remains effective and that the shares of AWI Common Stock to be issued in the Merger will be issued pursuant to the Registration Statement.

         (c) AWI shall use its best efforts to cause AWI Common Stock to be issued in the Merger to be listed on The Nasdaq National Market, subject to official notice of issuance.

         SECTION 6.4.  Access to Information.

         (a) The Company shall, and shall cause its officers, directors, employees, representatives and agents to, afford, from the date hereof to the Effective Time, the officers, employees, representatives and agents of AWI reasonable access during regular business hours to their officers, employees, agents, properties, books, records and workpapers, and shall furnish AWI all financial, operating and other information and data as AWI, through its officers, employees or agents, may reasonably request.

         (b) AWI shall, and shall cause its subsidiaries, officers, directors, employees, representatives and agents to, afford, from the date hereof to the Effective Time, the officers, employees, representatives and agents of the Company reasonable access during regular business hours to its officers, employees, agents, properties, books, records and workpapers, and shall furnish the Company all financial, operating and other information and data as the Company, through their officers, employees or agents, may reasonably request.

         (c) Except as required by law, the Company and AWI shall hold, and will cause its respective officers, employees, representatives and agents to hold, any confidential information in accordance with the Confidentiality Agreement dated March 6, 1996 between the Company and AWI (the "Confidentiality Agreement").

         (d) No investigation pursuant to this Section 6.4 or otherwise conducted shall affect, add to or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to effect the Merger.

         SECTION 6.5. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, using all best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings (including, without limitation any necessary filings under the HSR
Act); provided that the foregoing shall not require AWI to agree to make, or to permit the Company to make, any divestiture of a significant asset in order to obtain any waiver, consent or approval.

         SECTION 6.6. Notification of Certain Matters. The Company shall give prompt notice to AWI and AWI Sub, and AWI and AWI Sub shall give prompt notice to the Company, of (i) the occurrence, or failure to occur, of any event that such party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and
(ii) any material failure of the Company, AWI or AWI Sub, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

         SECTION 6.7. Employee Matters. AWI agrees that, as of the Effective Time, participation in the AWI Benefit Plans, as then in effect, shall be made available to all AWI employees, including employees who were employees of the Company. If participation in any AWI Benefit Plan is made available to employees of the Company, all service with the Company prior to the Effective Time and any other service recognized under the applicable Benefit Plans of the Company for vesting and eligibility purposes shall be credited to such employees and all waiting periods and pre-existing condition limitations shall be waived under such AWI Benefit Plan. Notwithstanding the foregoing, AWI shall not be obligated to offer employment to or retain the employees of the Company on or after the Effective Time.

         SECTION 6.8.  Indemnification.

         (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation from liability, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, on or prior to the Effective Time, were directors, officers, employees or agents of the Company (collectively, the "Indemnified Parties"), unless such modification is required by law. Such provisions grant the Indemnified Parties the greatest level of indemnification and exculpation from liability permitted under Delaware law. AWI shall guarantee the obligations of the Surviving Corporation with respect to indemnification of the Indemnified Parties under such provisions.

         (b) For a period of six years after the Effective Time, the Surviving Corporation shall use its best efforts to maintain in effect director and officer liability insurance for the benefit of the Indemnified Parties in comparable amounts, with comparable deductibles or retained amounts and with comparable coverages and exclusions as currently maintained by the Company; provided, however, that if the Surviving Corporation is unable to obtain insurance for such period for an aggregate premium of $25,000 or less or if such insurance otherwise cannot be obtained or maintained by the Surviving Corporation, then the Surviving Corporation's obligation pursuant hereto shall only be to seek to be obtained the best possible coverage under the circumstances subject to the foregoing limitation on premiums.

         (c) This Section 6.8 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, AWI, the Surviving Corporation and the Indemnified Parties, and shall be binding on the successors and assigns of the Surviving Corporation.

         SECTION 6.9. Company's Taxed Earnings Distributions. Notwithstanding any other provision of this Agreement, on or before the termination of the Company's status as an S corporation under Section 1361 of the Internal Revenue Code (which will terminate on the Effective Date), the Company may distribute to its shareholders an amount necessary to pay federal income taxes relating to operations of the Company through the Effective Time. Additionally, on or before the Effective Time the Stockholder will execute a Note in the form attached hereto as Exhibit 6.9 to reflect the $1,306,000 owed to the Stockholder by the Company as of the date of this Agreement.

         SECTION 6.10. Antitrust Matters. The obligations of each of the parties to this Agreement shall include the following:

         (a) each of the parties hereto shall file a premerger notification and report form pursuant to the HSR Act with respect to the Merger as promptly as reasonably possible following execution and delivery of this Agreement. Each of the parties agrees to use best efforts to promptly respond to any request for additional information pursuant to Section (e)(1) of the HSR Act; and

         (b) each party hereto will furnish to the other copies of all correspondence, filings or communications between that party, or any of its representatives, on the one hand, and any governmental agency or authority, on the other hand, with respect to pre-notification obligations under any antitrust law with respect to this Agreement or the Merger; provided, however, that with respect to any documents that the party reasonably believes should not be disclosed to the other party, the party shall instead furnish those documents to counsel for the other party pursuant to a mutually satisfactory confidentiality agreement.

         SECTION 6.11. Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

         SECTION 6.12. Expenses. Subject to the terms and conditions set forth in Articles VIII and IX hereof and except as otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         SECTION 6.13. No Solicitation by the Company. The Company shall not on or before the Effective Time, nor shall they authorize or permit any officer, director, stockholder, employee, investment banker, attorney or other advisor, agent or representative of the Company to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Takeover Proposal (as hereinafter defined), (ii) enter into any agreement or understanding, formal or informal, with respect to any Takeover Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. The Company shall immediately notify AWI of any action or communication relating to a Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director, stockholder or employee of the Company or any investment banker, attorney or other advisor, agent or representative of the Company, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a material breach of this provision. "Takeover Proposal" means
(i) any proposal or offer for a merger or other business combination involving the Company, (ii) any proposal or offer to acquire from the Company or any of its affiliates in any manner, directly or indirectly, more than 20% of the voting stock of the Company or a material amount of the assets of the Company or (iii) any proposal or offer to acquire from the stockholders of the Company by tender offer, exchange offer or otherwise more than 20% of the outstanding voting stock of the Company.

         SECTION 6.14. Pooling Treatment; Section 338 Election. The Company and AWI acknowledge and agree that the transactions contemplated by this Agreement shall be accounted for as a "pooling of interest," and the Company and AWI represent that they will not knowingly take any actions that would impair or prohibit such accounting treatment. At the election of AWI, AWI and the Company will timely make a joint election pursuant to Section 338(h)(10) of the Code for federal, state and local income tax purposes, and AWI will provide the appropriate allocation of deemed purchase price among the assets of the Company.

                                   ARTICLE 7.

                            CONDITIONS TO THE MERGER

         SECTION 7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

         (a) this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company;

         (b) the expiration or early termination of any waiting period under the HSR Act shall have occurred;

         (c) no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would prevent the consummation of the Merger as contemplated hereby;

         (d) the Registration Statement shall remain effective and no stop order with respect thereto shall be in effect at the Effective Time;

         (e) the shares of AWI Common Stock to be issued in the Merger shall have been approved for listing on The Nasdaq National Market, subject to official notice of issuance;

         (f) There shall have been obtained any and all permits, approvals and consents set forth on Exhibit 7.1(f) hereto;

         (g) All approvals of private persons, financial institutions or corporations set forth on Exhibit 7.1(g) hereto shall have been obtained; and

         (h) AWI and the Stockholder shall have executed and delivered the Employment and Noncompetition Agreement substantially in the form of Exhibit 7.1(h), to take effect as of the Effective Time.

         SECTION 7.2. Conditions to the Obligations of Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

         (a) The representations and warranties of AWI and AWI Sub contained in Section 4.19 shall be accurate, and the representations and warranties of AWI and AWI Sub contained in all other Sections of

Article IV shall be accurate in all material respects (except to the extent qualified by materiality, in which case such representations and warranties shall be accurate), as of the Effective Time as though such representations and warranties had been made at and as of that time (except where any such representation or warranty is made as of a date specifically set forth therein); all of the terms, covenants and conditions of this Agreement to be complied with and performed by AWI and AWI Sub on or before the Effective Time shall have been duly complied with and performed in all material respects; and a certificate of AWI to the foregoing effect dated the Effective Time and signed by the chief executive officer of AWI shall have been delivered to the Company;

         (b) Since the date of this Agreement, no event which would have a Material Adverse Effect on AWI shall have occurred, and the Company shall have received a certificate of AWI signed by the chief executive officer of AWI dated the Effective Time to such effect;

         (c) the Company shall have received the opinion of Porter & Hedges, L.L.P., counsel to AWI and AWI Sub, substantially in form of Exhibit 7.2(c);

         (d) the Company shall have received the opinion of Robinson, Bradshaw & Hinson, P.A., counsel to the Company, in form and substance reasonably satisfactory to the Company, substantially to the effect that (i) the Merger will constitute a reorganization for United States Federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code, (ii) AWI, AWI Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code, (iii) no gain or loss will be recognized by AWI, AWI Sub or the Company pursuant to the Merger and
(iv) no gain or loss will be recognized by shareholders of the Company to the extent their shares of the capital stock of the Company are converted into and exchanged for solely AWI Common Stock (except to the extent that cash is received in lieu of a fractional share interest. In rendering such opinion, such counsel may require and rely upon representations contained in certificates of officers of AWI, AWI Sub, the Company and others;

         SECTION 7.3. Conditions to the Obligation of AWI and AWI Sub to Effect the Merger. The obligation of AWI and AWI Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

         (a)  The representations and warranties of the Company contained in
Section 3.18 hereof shall be accurate and the representations and warranties of the Company contained in all other Sections of Article III shall be accurate in all material respects (except to the extent qualified by materiality, in which case such representations and warranties shall be accurate), as of the Effective Time as though such representations and warranties had been made at and as of that time (except where any such representation or warranty is made as of a date specifically set forth therein); all of the terms, covenants and conditions of this Agreement to be complied with and performed by the Company on or before the Effective Time shall have been duly complied with and performed in all material respects; and a certificate of the Company to the foregoing effect dated the Effective Time and signed by the chief executive officer of the Company shall have been delivered to AWI;

         (b) Since the date of this Agreement, no event which would have a Material Adverse Effect on the Company shall have occurred, and AWI shall have received a certificate of the Company signed by the chief executive officer of the Company dated the Effective Time to such effect;

         (c) AWI shall have received from Robinson, Bradshaw & Hinson, P.A., counsel to the Company, an opinion dated the Effective Time in the form set forth in Exhibit 7.3(d) hereto;

         (d) Each of the stockholders of the Company shall have entered into Affiliate's Agreements in the form attached hereto as Exhibit 7.3(f).

         (e) None of the stockholders of the Company shall have exercised dissenter's rights under the Delaware GCL or applicable law;

         (f) AWI shall have received from its auditors assurances satisfactory to it that the Merger and the transactions contemplated by this Agreement may be accounted for as a "pooling of interests."

         (g) The Company shall have delivered to AWI (i) the Current Financials relating to the fiscal year ended December 31, 1995 on or before May 24, 1996 which (x) will be accompanied by an opinion from Coopers & Lybrand that does not contain a "going concern" or other qualification, and (y) will present the results of operation for the Company for the periods set forth therein in conformance in all material respects with Schedule 7.3(g) attached hereto; provided that AWI agrees to cooperate with the Company and Coopers & Lybrand to provide information which will cause the opinion referenced in (x) above to be unqualified; and (ii) the Current Financials relating to the three month period ended March 31, 1996 on or before May 31, 1996.

                                   ARTICLE 8.

                          TERMINATION AND ABANDONMENT

         SECTION 8.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time before the Effective
Time:

         (a)  By mutual written consent of AWI and the Company.

         (b) By AWI, if the Company has failed to perform in a material respect any agreement set forth in Article VI hereof.

         (c) By the Company, if AWI has failed to perform in a material respect any agreement set forth in Article VI hereof.

         (d) By either AWI or the Company if any suit, action, or other proceeding shall be pending or threatened before any court or governmental agency, in which it is sought to restrain, prohibit, or enjoin the Merger; provided, however, that if the action is threatened there must, in the opinion of legal counsel to the terminating party, be a reasonable possibility of a materially adverse outcome on the merits against the other party to this Agreement, and, provided further, that neither party may terminate this Agreement pursuant to this Section 8.1(d) on account of any suit, action or other proceeding initiated by or with the support of such party or any of its affiliates or associates.

         (e) By AWI or the Company, in their respective absolute discretion, if the Effective Date shall not have occurred on or before August 15, 1996 otherwise than on account of delay or default on its part or on the part of any of its affiliates or associates. As used in this Section 8.1, (i) "affiliate" has the meaning assigned to it in paragraphs (c) and (d) of Rule 145 under the Securities Act and (ii) "group" has the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

         (f) By AWI or the Company if on the Effective Time, the "Fair Market Value" is less than $8.00. For purposes hereof, the term "Fair Market Value" shall be equal to the average per share closing price for AWI Common Stock on The Nasdaq National Market for the ten trading days ending on the fifth trading day immediately preceding the Effective Time.

         SECTION 8.2. Effect of Termination. Each party's right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                   ARTICLE 9.

                                INDEMNIFICATION

         SECTION 9.1. Indemnification by Stockholder. Subject to the other provisions of this Agreement, the Stockholder shall indemnify and hold harmless AWI and its officers, directors, employees and agents against any and all losses, expenses, fines, penalties, judgments, costs (including attorney's fees), amounts paid in settlement, and liabilities (collectively, "Losses") (i) arising as a result of the breach of the Company's representations and warranties set forth in Article III of this Agreement, (ii) to the extent that the deficit in the "Working Capital" (defined below) of the Company at the Effective Time is more than $2,557,866, (iii) to the extent that the Company has any liability pursuant to that certain Stock Purchase Agreement dated October 31, 1995 by and among the Company, Nationswaste, Inc., Continental Waste Industries, Inc., and the stockholders of Northeast Sanitary Landfill, Inc. (the "Landfill Agreement"); and

(iv) to the extent the Company is obligated to pay after the Effective Time any amounts to Paul M. Felix or Thomas E. Hamilton pursuant to the effect of change of control or similar provisions that obligate the Company to make such payments upon occurrence of the Merger as set forth in the employment agreements with Paul M. Felix or Thomas E. Hamilton. For purposes hereof, Working Capital shall be determined as of the Effective Time jointly by the parties using the Company's existing method of calculating Working Capital as reflected on Schedule 9.1 hereto consistently applied and consistent with prior periods which determination will be made on or before September 30, 1996, and the current liabilities in Working Capital shall (i) be increased by fees or expenses paid or accrued by the Company in connection with the Merger, and (ii) shall not include amounts due under any retirement or deferred compensation plans as a result of the occurrence of the Merger.

         SECTION 9.2. Demands for Indemnification by AWI. The Stockholder shall not be obligated to indemnify AWI hereunder with respect to any Losses arising under Section 9.1 unless a written demand for indemnification ("Demand") is given to the Stockholder prior to the Cut-Off Date (defined below). For purposes hereof, the Cut-Off Date shall be defined as follows: (a) for any Losses arising under Section 9.1(i), the Cut-Off Date shall be the third anniversary of the Effective Time except that with respect to the representations and warranties set forth in Section 3.7 hereof, the Cut-Off Date shall be the first anniversary of the Effective Time and that with respect to the representations and warranties set forth in Section 3.15 the Cut-Off Date shall be the expiration of the statute of limitations applicable to the assertion of claims by taxing authorities related to the matters addressed in
Section 3.15; (b) for any Losses arising under Section 9.1(ii) the Cut Off Date shall be September 30, 1996 unless the parties are unable to agree on the amount of Working Capital as of the Effective Time in which case the Cut Off Date will not apply to such Losses; (c) for any Losses arising under Section 9.1(iii) the Cut-Off Date shall be the expiration date of any and all statutes of limitation relating to liability of the Company under the Landfill Agreement; and (d) for any Losses arising under Section 9.1(iv) the Cut Off Date will be December 31, 1996. No

Demand for recovery of Losses may be asserted by AWI against Stockholder after the applicable Cut-Off Date, provided that Demands asserted on or before the applicable Cut-Off Date shall not thereafter be barred. With respect to Losses asserted by AWI relating to Section 9.1(i), AWI will be entitled to indemnity only for Losses exceeding $50,000. The Stockholder's liability to AWI for Losses pursuant to Section 9.1(i) shall be limited to $15,000,000; and, with respect to Losses first asserted after the first anniversary of the Effective Time, shall be limited to $10,000,000 (minus the amount of any Losses first asserted on or before such first anniversary); and, with respect to Losses first asserted after the second anniversary of the Effective Time, shall be limited to $5,000,000 (minus the amount of any Losses first asserted on or before such second anniversary).

         SECTION 9.3. Security for Stockholder's Indemnification Obligation. As security for the agreement by the Stockholder to indemnify and hold AWI harmless as described in this Article IX at the Closing, AWI shall set aside and hold certificates representing the Held Back Shares issued pursuant to this Agreement. AWI may set off against the Held Back Shares any Losses or other damages hereunder for which the Stockholder may be responsible pursuant to this Agreement subject, however, to the following terms and conditions:

         (a) AWI shall send a Demand to the Stockholder of any claim for Losses, which notice shall set forth (i) the amount of Losses or other damages hereunder which AWI claims to have sustained by reason thereof, (ii) the basis of such claim and (iii) copies of all documentation and other evidence in support of such claim;

         (b) Unless the Losses arise from a claim of a third party with respect to which the Stockholder has elected to assume the defense of and pay any resulting liability, judgment or settlement thereof, such set off shall be effected on the later to occur on the expiration of 30 days from the date of such Demand

(the "Notice of Contest Period") or, if such claim is contested, the date the dispute is resolved in accordance with paragraph (c) below, and such set off shall be charged proportionally against the shares set aside. If the Stockholder does assume the defense of any such claim of a third party, the Stockholder will select counsel reasonably acceptable to AWI, the Stockholder will not compromise or settle the claim without the consent of AWI (which will not be unreasonably withheld) and AWI may be allowed to participate in the defense at its expense. Each of AWI and Stockholder will cooperate in the others defense of any such claim;

         (c) If, prior to the expiration of the Notice of Contest Period, the Stockholder shall notify AWI in writing of an intention to dispute the claim and if such dispute is not resolved within 30 days after expiration of such period (the "Resolution Period"), then AWI shall submit such dispute to arbitration which shall be conducted in Atlanta, Georgia by a committee of three arbitrators (one appointed by the Stockholder, one appointed by AWI and one appointed by the two arbitrators so appointed), who shall be appointed within 60 days after the expiration of the Resolution Period. The arbitrators shall permit discovery in accordance with the Federal Rules of Civil Procedure and shall abide by the commercial arbitration rules of the American Arbitration Association and their decision shall be made within 45 days of being appointed and shall be final and binding on all parties. If the judgment of the arbitrators is adverse to the Stockholder, the amount thereof shall be paid by the Stockholder within ten (10) days of the written decision of the arbitrators, which when aggregated with all Losses shall not exceed the applicable limitations set forth at the end of Section 9.2. In the event the Stockholder does not pay within such ten day period, then AWI shall within five
(5) days thereafter, set off against such portion of the Held Back Shares as shall have an aggregate value equal to the amount of the final judgment of the arbitrators based on the average per share closing price for AWI Common Stock on The Nasdaq National Market for the ten trading days ending on the fifth trading day immediately preceding the date of such final judgment.

         (d) After any restrictions on sale of the Held Back Shares imposed under the "poolings of interest" accounting rules are terminated, the Stockholder may instruct AWI to sell some or all of the Held Back Shares (but only in compliance with any restrictions imposed under Rule 145(d) promulgated under the Securities Act of 1933) and the net proceeds thereof shall be substituted for such Held Back Shares in any set off to be made by AWI pursuant to any claim hereunder subject to continued compliance with any applicable SEC and other regulations. The Stockholder may direct that such proceeds be reinvested in investment grade securities subject to the security interest contemplated herein;

         SECTION 9.4. Voting of and Dividends on the Held Back Shares. Except with respect to shares transferred pursuant to the foregoing right of setoff (and in the case of such shares, until the same are transferred), all Held Back Shares shall be deemed to be owned by the Stockholder and the Stockholder shall be entitled to vote the same; provided, however, that, there shall also be deposited with AWI subject to the terms of this Article, all shares of AWI Common Stock issued to the Stockholder as a result of any stock dividend or stock split and all cash issuable to the Stockholder as a result of any cash dividend, with respect to the Held Back Shares. All stock and cash issued or paid upon Held Back Shares shall be distributed to the person or entity entitled to receive such Held Back Shares together with such Held Back Shares.

         SECTION 9.5. Delivery of Held Back Shares. AWI agrees to deliver to the Stockholder no later than the first anniversary of the Effective Time any Held Back Shares then held by it (or proceeds from the Held Back Shares) unless there then remains unresolved any claim for Losses or other damages hereunder as to which a Demand has been given, in which event any Held Back Shares remaining on deposit (or proceeds from the sale of Held Back Shares) after such claim shall have been satisfied shall be returned to the Stockholder promptly after the time of satisfaction.

         SECTION 9.6. Adjustment to Merger Consideration. All setoffs of Held Back Shares or other payments for Losses made pursuant to this Article IX shall be treated as adjustments to the consideration granted in the Merger under this Agreement.

         SECTION 9.7. No Bar. If the Held Back Shares are insufficient to set off any claim for Losses or other damages made hereunder (or have been delivered to the Stockholder prior to the making or resolution of such claim), then AWI may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Losses; provided, however, after the Effective Time, a claim for Losses pursuant to this Article IX shall be AWI's sole and exclusive remedy for any Losses arising out of the Merger or this Agreement, and in consideration of such limitation, the Stockholder agrees to waive any and all rights of contribution or other claims he may have against the Company with respect to the breach of any of the Company's representations and warranties.

         SECTION 9.8. Agreement by AWI to Indemnify. After the Effective Time, AWI agrees to indemnify and hold the Stockholder harmless from and against the aggregate of all Losses incurred or suffered by the Stockholder arising out of or resulting from any breach of a representation or warranty made by AWI or AWI Sub in this Agreement. Each of the representations and warranties made by AWI in this Agreement shall survive for a period of three years after the Effective Time, except that the representations and warranties set forth in Section 4.7 shall survive for one year and the representations and warranties set forth in Section 4.17 shall survive until the expiration of the statute of limitations applicable to the assertion of claims by taxing authorities related to the matters addressed in Section 4.17, and no claim for indemnification for a breach of a representation or warranty made by AWI Sub may be asserted by the Stockholder against AWI after such representations and warranties shall thus expire; provided, however, that claims for indemnification first asserted in writing within such periods shall not thereafter be barred. Notwithstanding the foregoing, AWI shall not be liable to the Stockholder with respect to any claim for indemnification for a breach of a representation or warranty made by AWI Sub unless all such claims incurred by the Shareholders exceed an aggregate of $50,000, in which case AWI shall be liable only for the amount in excess of $50,000, and further provided that AWI shall not be liable to the Stockholder with respect to any such claims in excess of $15,000,000 in the aggregate; provided, however, that the maximum amount of Losses which AWI may be liable for will be further reduced in the same manner as Losses subject to indemnification by the Stockholder may be limited as set forth in Section
9.2 above.  AWI will satisfy any obligation of indemnification under this
Section 9.8 by delivery of shares of AWI Common Stock only. In determining the number of shares of AWI Common Stock to be delivered to satisfy any indemnification obligation by AWI, the value of such AWI Common Stock shall be determined by the Fair Market Value on the date the determination is made. A claim by Stockholder pursuant to this Section 9.8 shall be his sole and exclusive remedy against AWI for any Losses arising out of the Merger or this Agreement after the Effective Time. The provisions set forth in Section 9.3(a), (b) and (c) shall apply identically to the assertion, defense and resolution of claims for indemnification for Losses by Stockholder against AWI.

         SECTION 9.9. Independence of Representations and Warranties. Notwithstanding any facts determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in the Agreement or in any documents delivered in connection therewith. Each representation, warranty, covenant and agreement is independent of the other representation, warranty, covenant or agreement

                                  ARTICLE 10.

                                 MISCELLANEOUS

         SECTION 10.1. Publicity. The Company and AWI agree that they will not issue any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other party, except that the Company or AWI may make such public disclosure that it believes in good faith to be required by law (in which event such party shall consult with the other prior to making such disclosure).

         SECTION 10.2. Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 10.3. Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or national overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid, as follows:

                 If to AWI to:

                          Allied Waste Industries, Inc.
                          7201 E. Camelback Road
                          Suite 375
                          Scottsdale, Arizona  85251

                          Attention: President
                 with a copy to:

                          Porter & Hedges, L.L.P.
                          700 Louisiana, 35th Floor
                          Houston, Texas  77002

                          Attention:  Robert G. Reedy

                 If to Company or Stockholder to:

                          3358 Highway 51 North
                          Fort Mill, South Carolina 29715

                          Attention: Brian O'Leary

                 with a copy to:

                          Robinson, Bradshaw & Hinson, P.A.
                          101 North Tryon Street, Suite 1900
                          Charlotte, North Carolina 28246

                          Attention: Robert Griffin


or such other address or addressed as any party hereto shall have designated by notice in writing to the other parties hereto.

         SECTION 10.4. Waivers. The Company, on the one hand, and AWI and AWI Sub, on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this

Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         SECTION 10.5. Entire Agreement. This Agreement, its Schedules, the documents executed at the Effective Time in connection herewith and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

         SECTION 10.6. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

         SECTION 10.7. Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, the shareholders of the Company immediately prior to the Effective Time or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, however, that the provisions of Section 6.9 hereof shall accrue to the benefit of, and shall be enforceable by, each of the current and former directors and officers of the Company.





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

         SECTION 10.8. Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

         SECTION 10.9. Amendments. This Agreement may only be amended, varied or supplemented by an instrument in writing, signed by the parties hereto.

         SECTION 10.10. Insurance Policy. Within 90 days after the Effective Time, the Stockholder will acquire from the Company all of the life insurance policies set forth in Schedule 10.10 hereto for a purchase price equal to the aggregate face value of said policies, which price will be paid by the assumption by the Stockholder of all loans outstanding against said policies and the payment in cash of any additional portion of the face value of these policies which is not the subject of any assumed loan. Stockholder will also reimburse AWI for any premiums required to be paid after the Effective Time and before the purchase occurs.

         SECTION 10.11. Release of Guarantees. After the Effective Time, AWI will hold the Stockholder harmless for any liability relating to the personal guarantees of the Stockholder of the Company's indebtedness to First Union National Bank, and AWI shall, within 30 days after the Effective Time, cause the full release of such guarantee.

         SECTION 10.12. Stub Period Return. Stockholder agrees to file the "stub period" federal tax return (the "Stub Return") of the Company for the short year ending on the Effective Time, not later than the 150 day period immediately following closing of the Merger and to give AWI not less than 30 days' opportunity to review the Stub Return for tax treatment which could affect tax liability in subsequent tax periods. In the event AWI disputes the tax treatment in the Stub Return, it shall give Stockholder notice to that effect and the parties agree to meet within the 10 day period following the date of such notice to attempt to resolve the dispute. In the event the parties are unable to resolve the dispute within the aforesaid 10 day period, each shall name a certified public accountant and the two certified public accountants shall mutually select a third certified public accountant and the unresolved dispute shall be submitted to these three accountants for arbitration. All disputes shall be resolved by the arbitration in a timely manner such that Stockholder shall meet its obligation to file the Stub Return within the aforesaid 150 day period.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement and Plan of Merger as of the day and year first above written.


                                     ALLIED WASTE INDUSTRIES, INC.


                                     By:     /s/ Roger A. Ramsey
                                            ----------------------------------
                                     Name:  Roger A. Ramsey
                                            ----------------------------------
                                     Title: Chairman of the Board of Directors
                                            ----------------------------------


                                     AWI DELAWARE, INC.


                                     By:     /s/ Roger A. Ramsey
                                            ----------------------------------
                                     Name:  Roger A. Ramsey
                                            ----------------------------------
                                     Title: Chairman of the Board of Directors
                                            ----------------------------------


                                     CONTAINER CORPORATION OF CAROLINA


                                     By:     /s/ Brian A. O'Leary
                                            ----------------------------------
                                     Name:  Brian A. O'Leary
                                            ----------------------------------
                                     Title: Chief Executive Officer
                                            ----------------------------------



                                     STOCKHOLDER



                                     /s/ Brian O'Leary
                                     ----------------------------------------
                                     Brian O'Leary





                                       66